Exhibit 10.43
GENERAL RELEASE AGREEMENT

THIS GENERAL RELEASE AGREEMENT (the "General Release Agreement") dated as of this 3rd day of May, 2013, is made by and between Alfred Mockett (hereinafter referred to as "Executive"), and Dex One Corporation (hereinafter, unless the context indicates to the contrary, deemed to include its subsidiaries, partnerships, affiliates, predecessors, successors and assigns and referred to as the "Company").

WHEREAS, Executive has been employed by the Company pursuant to the terms and conditions of an Employment Agreement, dated as of September 6, 2010 (the "Employment Agreement");

WHEREAS, Section 8(g) of the Employment Agreement provides that in order for Executive to receive payments and/or benefits under Sections 8(c) or 8(d) thereof, as applicable, he must timely execute, and not revoke, this General Release Agreement at each relevant time; and

WHEREAS, capitalized terms used herein without definition shall have the meanings given to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises provided in the Employment Agreement, including but not limited to the benefits to be provided to Executive thereunder, and specifically in connection with the payments and benefits to be provided to Executive under Section 8(d) of the Employment Agreement, Executive agrees as follows:

1. Release.

a. Except with respect to Executive's rights under the Employment Agreement,under any pension or 401(k) retirement plans, welfare plans, rights to seek indemnity or other similar benefits and equity award agreements applicable to Executive, Executive, Executive's representatives, heirs, successors and assigns release and forever discharges the Company and its predecessors, successors, assigns, subsidiaries, and affiliates, and its and their past and present directors, officers, executives, employees, attorneys, insurers, agents and trustees or administrators of any Company plan from any and all claims, demands, debts, damages, injuries, actions or rights of action of any nature whatsoever, including but not limited to claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (collectively "Executive's Claims"), whether known or unknown, which Executive had, now has or may have (provided, however, that Executive's Claims accruing after the Effective Date (as defined in Section 6 below) shall not be released hereby) against the Company, its predecessors, successors, assigns, subsidiaries, and affiliates, and its and their past and present directors, officers, executives, attorneys, insurers, agents and trustees or administrators of any Company plan, including, without limitation, Executive's Claims relating to or arising out of Executive's employment with the Company, or for compensation for such employment, including any claims for severance under any severance plan or practice maintained by the Company. Executive represents that Executive has not filed any action, complaint, charge, grievance or arbitration against the Company or any of its predecessors, successors, assigns, subsidiaries, and affiliates, and its and their past and present directors, officers, executives, employees, attorneys, agents and trustees or_administrators of any Company plan with respect to any Executive Claims.

b. Executive covenants that neither Executive, nor any of Executive's respective heirs, representatives, successors or assigns, will commence, prosecute or cause to be commenced or prosecuted against the Company or any of its predecessors, successors, assigns, subsidiaries, and affiliates, and its and their past and present directors, officers, executives, employees, attorneys, insurers, agents and trustees or administrators of any Company plan any action or other proceeding based upon any claims, demands, causes of action, obligations, damages or liabilities which are to be released by this General Release Agreement, nor will Executive seek to challenge the validity of this General Release Agreement, except that this covenant not to sue does not affect Executive's future right to enforce appropriately in a court of competent jurisdiction the applicable terms of the Employment Agreement, including the exhibits attached thereto relating to indemnity and/or equity grants.

c. By releasing the claims described in this Section 1, Executive does not waive any claims that cannot be waived as a matter of law, including the right to file a charge with the Equal Employment Opportunity Commission; provided, however, that Executive is waiving any right to share or participate in any monetary award resulting from the prosecution of any such charge.

2. Review of Release. Executive acknowledges that (a) Executive has been advised to consult with an attorney before executing this General Release Agreement and that Executive has been advised by an attorney or has knowingly waived Executive's right to do so, (b) Executive has been offered a period of at least forty-five (45) days to consider the release of claims included in this General Release Agreement, such period commencing on April 27, 2013, the date this General Release Agreement was delivered to Executive, (c) Executive has a period of seven (7) days from the date he executes this General Release Agreement within which to revoke it and that this General Release Agreement will not become effective or enforceable until the expiration of this seven (7) day revocation period, (d) Executive fully understands the terms and contents of this General Release Agreement and freely, voluntarily, knowingly and without coercion enters into this General Release Agreement, and (e) the waiver or release by Executive of rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Rehabilitation Act, the Worker Adjustment and Retraining Act, the Family and Medical Leave Act, the Equal Pay Act (all as amended) and/or any other local, state or federal law dealing with employment or the termination thereof is knowing and voluntary and, accordingly, that it shall be a breach of this General Release Agreement to institute any action or to recover any damages that would be in conflict with or contrary to this acknowledgment or the releases Executive has granted hereunder. Executive also understands that in order to be eligible to receive the consideration set forth in this General Release Agreement, Executive must sign this General Release Agreement (and not revoke it) and comply with all of its terms and provisions. Executive is specifically informed that in connection with the merger of the Company, the entire senior leadership team of the Company will be exiting the business shortly after closing. These senior leadership team members have been selected for termination. Attached as Appendix A is a list of the job titles and ages of the senior leadership team. No other senior leadership team members were retained. Executive understands and agrees that the Company's acknowledgment of this General Release Agreement, payment of money and other benefits to Executive and Executive's signing of this General Release Agreement, does not in any way indicate that Executive has any viable claims against the Company or that the Company admits any liability whatsoever. This General Release Agreement shall be executed and returned to the Company by Executive on or before June 11, 2013, but not before the Date of Termination.

3. Employment Agreement. Executive shall enjoy his rights under and continue to be bound by the remaining terms of the Employment Agreement and nothing herein shall relieve Executive or the Company of any obligations under such Employment Agreement that otherwise apply.
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4. Section 280G. If, after a final determination by Internal Revenue Service, it is determined that a portion of the Total Payments (as defined in the Employment Agreement) are subject to the Excise Tax (as defined in the Employment Agreement) and Golden Parachutes Tax Solutions, LLC ("Valuation Firm") (or such other party reasonably acceptable to the parties) determines that due to the Excise Tax, the Total Amounts should have been reduced to the Safe Harbor Amount (as defined in the Employment Agreement), as calculated and in accordance with the provisions of Section I0(b) of the Employment Agreement (any such overpayment, the "Overpayment"), then any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be repaid by the Executive to the Company; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.

5. Severability. If for any reason anyone or more of the provisions of this General Release Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this General Release Agreement inoperative, unenforceable or invalid. In any such event, such provision shall be read by such court to be as broad and restrictive as possible without being found to be inoperative, unenforceable or invalid.

6. Governing Law. This General Release Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof, except to the extent superseded by applicable federal law.

7. Effective Date. This General Release Agreement shall be effective as of the date the 7-day revocation period under Section 2 expires ("Effective Date").

8. Counterparts. This General Release Agreement may be signed in counterparts, each of which shall be deemed an original, with all counterparts taken together representing one and the same General Release Agreement, with the same effect as if all of the signatures were upon the same instrument.

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IN WITNESS WHEREOF, Executive has hereunder executed this General Release Agreement.

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EXECUTIVE

/s/ Alfred T. Mockett
Alfred T. Mockett

Dated: 5-3-13

DEX ONE CORPORATION

/s/ Mark W. Hianik,
Mark W. Hianik,

Its: Senior Vice President, General Counsel
and Chief Administrative Officer

Dated: 4-29-2013

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APPENDIX A

Job titles and ages of all senior leadership team members who were selected for separation

Job Title	Age
President and CEO	64
EVP and CFO	46
EVP Sales and Marketing	57
SVP, General Counsel and Chief Administrative Officer	53
SVP Communications	44
SVP and Chief Strategy Officer	50
SVP Operations	60
VP, Acting Chief Technology Officer	47

Job titles and ages of all senior leadership team members who were NOT selected for separation

NONE